UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 2)
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

NeuroBo Pharmaceuticals, Inc.

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NeuroBo Pharmaceuticals, Inc.
200 Berkeley Street, Office 19th Floor
Boston, Massachusetts 02116
          , 2021
To the Stockholders of NeuroBo Pharmaceuticals, Inc.:
You are invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of NeuroBo Pharmaceuticals, Inc. (the “Company”) scheduled for       ,         , 2021 at 5:00 p.m., Eastern Time. The Special Meeting will be held virtually via live webcast by visiting http://www.meetingcenter.io/206142887, passcode NRBO2021.
We are holding the Special Meeting in order to seek stockholder approval, in accordance with applicable rules of the Nasdaq Capital Market, of the issuance of our common shares in settlement of potential milestone payment obligations that may become payable by us in the future to former securityholders of ANA Therapeutics, Inc., a Delaware corporation (“ANA”), pursuant to that certain Agreement and Plan of Merger, dated December 31, 2020 (the “Merger Agreement”), by and among the Company, Shelby Merger Sub 1, Inc., a Delaware corporation, Shelby Merger Sub 2, LLC, a Delaware limited liability company, ANA and Akash Bakshi, solely in his capacity as representative of the securityholders of ANA.
Under the Merger Agreement, former ANA securityholders, in the aggregate and subject to the terms and conditions of the Merger Agreement, may be entitled to receive from us up to $175.5 million in milestone payments, of which $45.0 million would become payable upon the first receipt of marketing approval from the U.S. Food and Drug Administration for any niclosamide product (the “Approval Milestone Payment”) and an aggregate of up to $130.5 million would become payable upon the achievement of specified net sales milestones (the “Sales Milestone Payments” and together with the Approval Milestone Payment, the “Milestone Payments”). Under certain circumstances described in the Merger Agreement and elsewhere in the attached Notice of Special Meeting and Proxy Statement, and subject to approval of our stockholders at the Special Meeting or otherwise, portions of the Milestone Payments may be settled in our common stock. In the absence of obtaining the requisite stockholder approval, any Milestone Payments that become payable will be settled in cash.
We are not seeking stockholder approval or ratification of our acquisition of ANA (the “ANA Acquisition”) or the Merger Agreement because the ANA Acquisition has been consummated and neither the issuance of the consideration paid at the closing of the ANA Acquisition nor the performance of our future obligations under the Merger Agreement requires stockholder approval under the rules of the Nasdaq Capital Market, Delaware law, or our Third Amended and Restated Certificate of Incorporation, as amended.
Details of the business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting and Proxy Statement, which you are urged to read carefully. Our board of directors unanimously recommends that you vote “FOR” Proposals 1 and 2, as set forth in the Proxy Statement.
Sincerely,
/s/ Dr. Richard Kang
President and Chief Executive Officer

NeuroBo Pharmaceuticals, Inc.
200 Berkeley Street, 19th Floor
Boston, Massachusetts 02116
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of NeuroBo Pharmaceuticals, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held on      ,       , 2021 at 5:00 p.m., Eastern Time. The Special Meeting will be held virtually via live webcast by visiting http://www.meetingcenter.io/206142887, passcode NRBO2021.
At the Special Meeting we will:
1.
vote to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of our Common Stock in connection with the occurrence of Milestone Payments that may become payable in the future to former securityholders of ANA Therapeutics, Inc., pursuant an Agreement and Plan of Merger we entered into on December 31, 2020; and

2.
vote to approve the authorization to adjourn the Special Meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes to approve Proposal 1.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.
The record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof, was the close of business on          , 2021. You have the right to receive this Notice and vote at the Special Meeting if you were a stockholder of record at the close of business on         , 2021. Whether or not you expect to attend the Special Meeting, we encourage you to read the proxy statement and vote through the Internet, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the Special Meeting. For specific instructions on how to vote your shares, please refer to the section entitled Voting Instructions; Voting of Proxies in the proxy statement.
By Order of the Board of Directors,
/s/ Dr. Richard Kang
President and Chief Executive Officer
Boston, Massachusetts
        , 2021

SUMMARY TERM SHEET	i
GENERAL INFORMATION	1
SOLICITATION OF PROXIES	2
VOTING	3
AVAILABILITY OF CERTAIN DOCUMENTS	8
PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER EQUITYHOLDERS OF ANA THERAPEUTICS, INC. PURSUANT TO NASDAQ LISTING RULES 5635(A) AND 5635(B)	9
PROPOSAL 2 — AUTHORIZATION TO ADJOURN THE SPECIAL MEETING	15
RISK FACTORS	16
NEUROBO’S BUSINESS	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	23

SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.
Summary of the Merger
On December 31, 2020, NeuroBo Pharmaceuticals, Inc., a Delaware corporation (“NeuroBo,” the “Company,” “we” or “our”), acquired ANA Therapeutics, Inc., a Delaware corporation (“ANA”), pursuant to that certain Agreement and Plan of Merger, dated December 31, 2020 (the “Merger Agreement”), by and among us, Shelby Merger Sub 1, Inc., a Delaware corporation (the “First Merger Sub”), Shelby Merger Sub 2, LLC, a Delaware limited liability company (the “Second Merger Sub”), ANA, and Akash Bakshi, solely in his capacity as representative of the security holders of ANA (the “Representative”).
Pursuant to the Merger Agreement, First Merger Sub merged with and into ANA, pursuant to which ANA was the surviving entity and became a wholly owned subsidiary of ours (the “First Merger”). Immediately following the First Merger, ANA merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Second Merger,” together with the First Merger, the “Merger”). Second Merger Sub is a wholly-owned subsidiary of ours and changed its name to ANA Therapeutics, LLC (“ANA LLC”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.
NeuroBo’s Reasons for the Merger
NeuroBo acquired ANA, formerly a privately held biotechnology company developing ANA001 — a proprietary capsule formulation of nicosamide for coronavirus indications, currently in Phase 2/3 clinical trials as a treatment for COVID-19 — primarily to expand its pipeline with a late-stage clinical development program. NeuroBo believes that the development of ANA001’s clinical pathway may allow it to leverage earlier data on niclosamide and streamline and accelerate the timelines to potentially bring ANA001 to patients suffering with COVID-19. NeuroBo believes ANA001’s development timeline supports a number of value-creating milestones over the coming year.
No Financial Advisor Opinion
NeuroBo did not obtain an opinion from a financial advisor as to the fairness of the amount of consideration paid to the stockholders of ANA in connection with the Merger.
Overview of the Merger Agreement
Under the terms of the Merger Agreement, at the closing of the Merger, NeuroBo issued to the stockholders of ANA 3,243,875 shares of NeuroBo’s common stock, par value $0.001 per share (the “Common Stock”), as adjusted pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, following the closing of the Merger, NeuroBo is obligated to pay milestone payments (each, a “Milestone Payment”) to certain persons identified in the Merger Agreement (each, a “Stakeholder” and collectively, the “Stakeholders”) in the form, time and manner as set forth in the Merger Agreement, upon the achievement of certain milestone events by NeuroBo or any of its affiliates relating to the development and sales of any Niclosamide Product (as defined in the Merger Agreement).
Additionally, pursuant to the Merger Agreement, NeuroBo is obligated to pay certain single-digit royalty payments (each, a “Royalty Payment”) to the Stakeholders in the form, time and manner as set forth in the Merger Agreement, following the first commercial sale of each Niclosamide Product on a country-by-country and Niclosamide Product-by-Niclosamide Product basis.
At the closing of the Merger, the fair market value of the Milestone Payments and Royalty Payments (the “Contingent Consideration”), as determined by an independent valuation firm nationally recognized in

i

valuation matters selected by ANA and reasonably acceptable to NeuroBo (the “Contingent Consideration Value”), was less than 60% of the Total Consideration Value (as defined in the Merger Agreement). As a result, pursuant to the Merger Agreement, the Company has sole discretion to determine the portion of the Milestone Payment that is paid in cash or in NeuroBo Common Stock (any such shares, “Milestone Consideration Shares”).
The Merger Agreement further provides that NeuroBo and the Representative may agree that the payment of certain Milestone Payments be in the form of the NeuroBo’s Common Stock. If the Representative and NeuroBo have agreed to pay a portion of a Milestone Payment in shares of NeuroBo Common Stock, any such payments shall be made in accordance with Nasdaq Listing Rule 5635, and if necessary shall have been approved by the stockholders of NeuroBo prior to issuance.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to NeuroBo’s Current Report on Form 8-K filed with the SEC on January 6, 2021 and is incorporated herein by reference.
Risk Factors
NeuroBo is subject to various risks associated with its business and its industry. See “Risk Factors” below on page 16 for risk factors you should consider in evaluating whether to approve the issuance of NeuroBo’s Common Stock in connection with the Milestone Payments that may become payable to former equityholders of ANA pursuant to Nasdaq Listing Rules 5635(A) and 5635(B).

ii

NeuroBo Pharmaceuticals, Inc.
200 Berkeley Street, 19th Floor
Boston, Massachusetts 02116
PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON       ,       , 2021
GENERAL INFORMATION
This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (“NeuroBo,” the “Company,” “we” or “our”), to be used at our Special Meeting of Stockholders (the “Special Meeting”) scheduled for       , 2021 at 5:00 p.m., Eastern Time. The Special Meeting will be held virtually via live webcast by visiting http://www.meetingcenter.io/206142887, passcode NRBO2021.
This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and proxy card are first being mailed to stockholders on or about      , 2021. Whenever we refer in this Proxy Statement to the “Special Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the       , 2021 meeting.
Holders of record of our Common Stock, par value $0.001 per share (“Common Stock”), at the close of business on       , 2021 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. On that date, there were       shares entitled to be voted.
We encourage you to vote your shares, either by attending the virtual Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions.
If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: (1) FOR the approval of the issuance of shares of our Common Stock for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), and (2) FOR the authorization to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.
Information on how you may vote at the Special Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Special Meeting virtually), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.
Our Notice of Special Meeting of Stockholders, Proxy Statement, our form of proxy card, our Current Report on Form 8-K/A relating to the ANA Acquisition filed with the SEC on March 1, 2021, and 2020 Annual Report to Stockholders filed with the SEC on April 15, 2021 (and amendment no. 1 thereto filed with the SEC on April 30, 2021) are available for viewing, downloading and printing at:
https://www.neurobopharma.com/financial-information/sec-filings

SOLICITATION OF PROXIES
General
The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal.
Purpose of the Special Meeting
We are holding the Special Meeting in order to seek stockholder approval, in accordance with applicable rules of the Nasdaq Capital Market, of the issuance of our common shares in settlement of potential milestone payment obligations that may become payable by us in the future to former securityholders of ANA Therapeutics, Inc., a Delaware corporation (“ANA”), pursuant to that certain Agreement and Plan of Merger, dated December 31, 2020 (the “Merger Agreement”), by and among NeuroBo, Shelby Merger Sub 1, Inc., a Delaware corporation, Shelby Merger Sub 2, LLC, a Delaware limited liability company, ANA and Akash Bakshi, solely in his capacity as representative of the securityholders of ANA (the “Representative”).
Acquisition of ANA
We are providing below a summary of the key terms of the acquisition of ANA (the “ANA Acquisition”) that we believe are helpful to a voting decision with respect to the issuance of our ordinary shares in settlement of potential milestone payment obligations that may become payable in the future to former securityholders of ANA pursuant to the Merger Agreement. The below highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you and does not contain a summary of all material terms of the ANA Acquisition. We urge you to read this entire Proxy Statement carefully, including the documents incorporated by reference in this Proxy Statement, before voting. For more information regarding the ANA Acquisition in particular, see PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER EQUITYHOLDERS OF ANA THERAPEUTICS, INC. PURSUANT TO NASDAQ LISTING RULES 5635(a) AND 5635(b) and our Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2021.
Record Date; Quorum
Only holders of record of common stock at the close of business on       , 2021 (the “Record Date”) will be entitled to vote at the Special Meeting. At the close of business on the Record Date,       shares of common stock were outstanding and entitled to vote.
The holders of a majority of the outstanding shares of stock entitled to vote at the Special Meeting as of the record date must be present, in person, by remote communication, if applicable, or by proxy duly authorized at the Special Meeting in order to hold the Special Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Special Meeting if you are present and vote electronically at the Special Meeting or if you have properly submitted a proxy.

VOTING
Voting Rights; Required Vote
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Appraisal rights are not applicable to any of the matters being voted on.
Stockholder of Record: Shares Registered in Your Name.   If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the virtual Special Meeting, or vote in advance through the Internet or by mail.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.   If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the virtual Special Meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Special Meeting. Please refer to the section entitled “Voting Instructions; Voting of Proxies” below.
Votes Required to Adopt Proposals.   The affirmative vote of the holders of a majority of the votes properly cast at the Special Meeting is required for approval of Proposals 1 and 2.
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote).
In the vote on the other proposals to be considered at the Special Meeting, abstentions and broker non-votes are counted for purposes of establishing a quorum, but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.
Recommendations of the Board on Each of the Proposals Scheduled to be Voted on at the Special Meeting
The Board of Directors recommends that you vote FOR the approval of the issuance of our Common Stock for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b) (Proposal 1), and FOR approval of the authorization to adjourn the Special Meeting (Proposal 2), if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes to approve Proposal 1.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•
Vote at the virtual Special Meeting — to vote during the virtual Special Meeting, register and log into the meeting per the instructions above. You will have the opportunity to vote during the virtual Special Meeting.

•
Vote through the Internet — you may vote through the Internet. To vote by Internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

•
Vote by mail — complete, sign and date the accompanying proxy card and return it as soon as possible before the Special Meeting in the envelope provided. If the postage-paid envelope is missing, please mail your completed proxy card to the attention of our Secretary, NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, 19th Floor, Boston, Massachusetts 02116.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions from that organization, rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote on the Internet as instructed by your broker or bank. To vote online during the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent and register for the virtual Special Meeting as described above. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.
Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on       , 2021. Submitting your proxy, whether through the Internet or by mail, will not prevent a stockholder from attending the Special Meeting, revoking their earlier-submitted proxy, and voting electronically at the virtual Special Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it on how to vote your shares. For each of Proposal 1 and Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the virtual Special Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Special Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above).
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:
•
delivering to our Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•
signing and delivering a proxy bearing a later date;

•
voting again through the Internet; or

•
attending and voting at the virtual Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Special Meeting. The preliminary voting results will be announced at the Special Meeting and posted on our website at http://ir.neurobopharma.com. The final results will be tallied by the inspector of elections and disclosed in a current report on Form 8-K, which we intend to file with the SEC within four business days of the Special Meeting.
Votes necessary to approve each proposal
For each of the approval of the issuance of our Common Stock for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b) (Proposal 1), and approval of the authorization to adjourn the Special Meeting (Proposal 2), the affirmative vote of a majority of the votes cast is required to approve each of these proposals. This means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for the forgoing purpose, and will have no effect on Proposals 1 or 2.
Where can I find more information about the terms of the ANA Acquisition?
We are including in this Proxy Statement a summary of the material terms of the ANA Acquisition because we believe an understanding of the ANA Acquisition is necessary in order to make an informed voting decision with respect to the potential issuance of our securities in connection with Milestone Payments (as defined below) that may become due in the future under the terms of the Merger Agreement. We are not seeking stockholder approval or ratification of the ANA Acquisition because the transaction has been consummated and the issuance of the consideration paid at closing did not require stockholder approval. Your vote will determine whether we will have the ability to elect to pay certain Milestone Payments that are earned in the future in Common Stock (or if we will instead be required to make such Milestone Payments in cash). A summary of the terms of the ANA Acquisition is set forth below.
We consummated the ANA Acquisition on December 31, 2020 pursuant to the Merger Agreement. The consideration paid at closing (the “Closing Consideration”) to certain of the former securityholders of ANA (the “ANA Equityholders”) consisted of 3,243,875 unregistered shares of our Common Stock, as adjusted pursuant to the terms of the Merger Agreement.
Pursuant to the Merger Agreement, following the closing of the Merger (as defined in the Merger Agreement), we are obligated to pay milestone payments (each, a “Milestone Payment”) to certain persons identified in the Merger Agreement (each, a “Stakeholder” and collectively, the “Stakeholders”) in the form, time and manner as set forth in the Merger Agreement, upon the achievement of the following milestone events set forth below by us or any of our affiliates (each, a “Milestone Event”):
(i)
Development Milestones.

Milestone Event	Milestone Payment
First receipt of Marketing Approval (as defined in the Merger Agreement) from the FDA for any Niclosamide Product (as defined in the Merger Agreement)	$45.0 million

(ii)
Sales Milestones.

Milestone Event – Worldwide Cumulative Net Sales of a Niclosamide Product equal to or greater than:	Milestone Payment
$500 million	$9.0 million
$1 billion	$13.5 million
$3 billion	$36.0 million
$5 billion	$72.0 million
Additionally, pursuant to the Merger Agreement, we are obligated to pay a royalty of two and a half percent (2.5%) of annual worldwide net sales of each Niclosamide Product (as defined in the Merger Agreement) (each such payment, a “Royalty Payment”) to the Stakeholders in the form, time and manner as set forth in the Merger Agreement, following the first commercial sale of each Niclosamide Product on a country-by-country and Niclosamide Product-by-Niclosamide Product basis.
If, at the closing of the Merger, the fair market value of the Milestone Payments and Royalty Payments (the “Contingent Consideration”), as determined by an independent valuation firm nationally recognized in valuation matters selected by ANA and reasonably acceptable to us (the “Contingent Consideration Value”), is greater than 60% of the Total Consideration Value (as defined in the Merger Agreement), no more than 60% of each Milestone Payment may be paid in cash and the remainder is required to be paid in our Common Stock (any such shares, “Milestone Consideration Shares”). The Company’s current estimate of the fair market value of the Contingent Consideration is approximately $18.3 million.
We will have the option to pay the Contingent Consideration in shares of our Common Stock, but the number of shares of our common stock to be issued in connection with each Milestone Payment or Royalty Payment, if any, are not currently determinable. The number of shares to be issued in such event will be calculated by dividing the Milestone Payment or Royalty Payment due, as applicable, by the average of the closing sale prices per share of the Company’s common stock as reported on the Nasdaq for the ten (10) trading day period ending on the day before such payment is to be made.
The Merger Agreement further provides that NeuroBo and the Representative may agree that the payment of certain Milestone Payments be in the form of the NeuroBo’s Common Stock. If the Representative and NeuroBo have agreed to pay a portion of a Milestone Payment in shares of NeuroBo Common Stock, any such payments shall be made in accordance with Nasdaq Listing Rule 5635, and if necessary shall have been approved by the stockholders of NeuroBo prior to issuance.
To better understand Proposal 1 and the ANA Acquisition, you should carefully read this entire document and the other documents to which we refer. For a more detailed discussion of the ANA Acquisition, please see the section entitled “Proposal 1 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER SECURITYHOLDERS OF ANA THERAPEUTICS, INC. PURSUANT TO NASDAQ LISTING RULES 5635(a) AND 5635(b).”
Why is stockholder approval necessary in order to pay Milestone Payments in stock?
Our Common Stock is listed on the Nasdaq Capital Market, and we are subject to the Nasdaq listing standards set forth in its Marketplace Rules (the “Marketplace Rules”). Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Consideration because the shares of our Common Stock issued at closing constituted less than 20% of our outstanding shares, we are required under Marketplace Rules 5635(a) and 5635(b) to seek stockholder approval for the issuance of shares of Common Stock in connection with the Milestone Payments as further described below.
Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock), other than a public offering for cash, the Common Stock to be issued (a) constitutes voting power equal to or in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be equal to or in excess of 20% of the outstanding Common Stock prior to the issuance. The Closing Consideration that we have already issued to the ANA Equityholders did not constitute 20% or more of our total shares of Common Stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Consideration constituted an amount of our Common Stock equivalent to approximately 19.7% of our outstanding Common Stock as of December 31, 2020, the execution date of the Merger Agreement. The issuance of additional shares of Common Stock to ANA Equityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Consideration for purposes of Marketplace Rule 5635(a). Accordingly, issuing additional shares of Common Stock as Milestone Payments to the ANA Equityholders may result in the aggregate number of shares issued by us in connection with the ANA Acquisition to equal or exceed 20% of our total shares outstanding prior to the ANA Acquisition. Therefore, we are requesting stockholder approval for Proposal 1 under this Nasdaq listing standard to ensure that we have stockholder approval to issue shares of Common Stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the ANA Acquisition, equal or exceed 20% of our Common Stock outstanding prior to the ANA Acquisition. To the extent a Milestone Event is achieved and we pay the corresponding Milestone Payment in shares of our Common Stock, the shares would be valued pursuant to a formula based on the then-market price of our Common Stock.
Pursuant to the Merger Agreement, we agreed to seek stockholder approval following the execution of the Merger Agreement for the possible issuance of shares of our Common Stock pursuant to the Merger Agreement in excess of 19.99% of our outstanding shares.
What will happen if stockholder approval is not obtained to issue shares of Common Stock in excess of 19.99% of our outstanding shares in connection with Milestone Payments?
If we do not obtain stockholder approval to issue Common Stock in excess of 19.99% of our outstanding shares in connection with Milestone Payments, pursuant to the Merger Agreement, we would not be able to make certain Milestone Payments in shares of Common Stock to the extent Milestone Events are achieved resulting in the aggregate number of shares to be issued by us equaling or exceeding 20% of our total shares outstanding prior to the ANA Acquisition. In the event we do not have stockholder authorization to pay certain of the Milestone Payments in shares of Common Stock, we will instead be required to make such Milestone Payments in cash.
Other matters to be decided at the Special Meeting
We do not know of any other matters that may be presented for action at the Special Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Special Meeting unless they receive instructions from you with respect to such matter.
Postponement or adjournment of the Special Meeting
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
Results of the voting at the Special Meeting
Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Multiple proxy cards or voting instruction forms
If you receive multiple proxy cards, it means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

AVAILABILITY OF CERTAIN DOCUMENTS
Householding of Special Meeting materials
The Company and some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, Office 19th Floor, Boston, Massachusetts 02116 or (857) 702-9600. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
Additional information
We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at https://www.neurobopharma.com/financial-information/sec-filings or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report for the year ended December 31, 2020, without charge to any stockholder upon written or oral request to our Investor Relations Department at NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, 19th Floor, Boston, Massachusetts 02116 or (857) 702-9600.
If you have any questions or require any assistance with voting your shares, please contact Dr. Richard Kang, our President and Chief Executive Officer, at (857) 702-9600.

PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER EQUITYHOLDERS OF ANA THERAPEUTICS, INC. PURSUANT TO NASDAQ LISTING RULES 5635(a) AND 5635(b)
Background of Merger and Merger Agreement
On December 31, 2020, we entered into and consummated the Merger Agreement. ANA was a privately held biotechnology company developing ANA001, a proprietary capsule formulation of niclosamide for coronavirus indications, currently in Phase 2/3 clinical trials as a treatment for COVID-19. Effective December 31, 2020, the Company assumed ANA’s $179,996 in available cash. ANA’s research and development expenses and net loss from its March 2020 inception through September 30, 2020 were $2,597,651 and $3,213,975, respectively. Pursuant to the Merger Agreement, First Merger Sub merged with and into ANA, pursuant to which ANA was the surviving entity and became a wholly-owned subsidiary of NeuroBo. Immediately following the First Merger, ANA merged with and into the Second Merger Sub, pursuant to which the Second Merger Sub was the surviving entity. Second Merger Sub is a wholly-owned subsidiary of NeuroBo and changed its name to ANA Therapeutics, LLC. The Merger was intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.
The Closing Consideration paid to the ANA Equityholders consisted of 3,243,875 unregistered shares of Common Stock, as adjusted pursuant to the terms of the Merger Agreement. Concurrently and in connection with the execution of the Merger Agreement, certain former ANA shareholders entered into lock-up agreements with NeuroBo, pursuant to which each such ANA Equityholder is subject to a lockup on the sale or transfer of shares of Common Stock held by each such former ANA shareholder at the closing of the Merger, including those shares issued in the Merger for a period ending on the earlier of (i) 180 days after the closing date or (ii) approval of the Milestone Payment Proposal by NeuroBo stockholders. Based on the closing price of our Common Stock on December 31, 2020 of $5.25 per share and closing cash payable, the fair value of the Closing Consideration was $17,030,506, or approximately 19.7% of the Company’s $86,243,361 market capitalization as of such date.
Pursuant to the Merger Agreement, following the closing of the Merger, we are obligated to pay the Milestone Payments to the Stakeholders in the form, time and manner as set forth in the Merger Agreement, upon the achievement of the following Milestone Events:
(i)
Development Milestones.

Milestone Event	Milestone Payment
First receipt of Marketing Approval (as defined in the Merger Agreement) from the FDA for any Niclosamide Product (as defined in the Merger Agreement)	$45.0 million

(ii)
Sales Milestones.

Milestone Event – Worldwide Cumulative Net Sales of a Niclosamide Product equal to or greater than:	Milestone Payment
$500 million	$9.0 million
$1 billion	$13.5 million
$3 billion	$36.0 million
$5 billion	$72.0 million
Additionally, pursuant to the Merger Agreement, we are obligated to pay a royalty of two and a half percent (2.5%) of annual worldwide net sales of each Niclosamide Product (as defined in the Merger Agreement) (each such payment, a “Royalty Payment”) to the Stakeholders in the form, time and manner as set forth in the Merger Agreement, following the first commercial sale of each Niclosamide Product on a country-by-country and Niclosamide Product-by-Niclosamide Product basis.
If, at the closing of the Merger, the fair market value of the Milestone Payments and Royalty Payments, as determined by an independent valuation firm nationally recognized in valuation matters selected by ANA and reasonably acceptable to us, is greater than 60% of the Total Consideration Value, no more than 60%

of each Milestone Payment may be paid in cash and the remainder shall be paid in Milestone Consideration Shares. The Company’s current estimate of the fair market value of the Contingent Consideration is approximately $18.3 million.
We will have the option to pay the Contingent Consideration in shares of our Common Stock, but the number of shares of our common stock to be issued in connection with each Milestone Payment or Royalty Payment, if any, are not currently determinable. The number of shares to be issued in such event will be calculated by dividing the Milestone Payment or Royalty Payment due, as applicable, by the average of the closing sale prices per share of the Company’s common stock as reported on the Nasdaq for the ten (10) trading day period ending on the day before such payment is to be made.
The Merger Agreement further provides that NeuroBo and the Representative may agree that the payment of certain Milestone Payments be in the form of the Common Stock. If the Representative and NeuroBo have agreed to pay a portion of a Milestone Payment in shares of Common Stock, any such payments shall be made in accordance with Nasdaq Listing Rule 5635, and if necessary shall have been approved by the stockholders of NeuroBo prior to issuance.
Additionally, the Merger Agreement provides that NeuroBo shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following closing of the Merger (but in no event later than April 21, 2021), a registration statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act of 1933, as amended, or any successor thereto, registering the resale from time to time by the Stakeholders and their permitted transferees of all of the shares of Common Stock issued as consideration for the Merger (the “Resale Shelf Registration Statement”). NeuroBo filed the Resale Shelf Registration Statement with the SEC on April 21, 2021, which the SEC declared effective on April 30, 2021.
Pursuant to the Merger Agreement, NeuroBo, the Representative and an escrow agent entered into an Escrow Agreement pursuant to which 405,472 shares of NeuroBo Common Stock will be held in escrow for a period of fifteen months from the date of the Merger Agreement, to secure the indemnification obligations as contemplated by the Merger Agreement.
Additionally, pursuant to the Merger Agreement, NeuroBo and certain Stakeholders entered into indemnification support agreements wherein the Stakeholders agreed (i) to be bound by the indemnification obligations set forth in the Merger Agreement and (ii) to pay a pro rata share of certain losses as set forth in the Merger Agreement.
The Board of Directors of NeuroBo (the “Board”) unanimously approved the Merger Agreement and the related transactions, and the consummation of the Merger was not subject to approval of the NeuroBo stockholders.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to NeuroBo’s Current Report on Form 8-K filed with the SEC on January 6, 2021 and is incorporated herein by reference.
The Merger Agreement has been incorporated by reference to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about NeuroBo or ANA. The Merger Agreement contains representations, warranties and covenants that NeuroBo and ANA made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement between NeuroBo and ANA and may be subject to important qualifications and limitations agreed to by NeuroBo and ANA in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders, or may have been used for the purpose of allocating risk between NeuroBo and ANA rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in NeuroBo’ public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
Support Agreements
In connection with the execution of the Merger Agreement, NeuroBo and ANA entered into stockholder support agreements (the “Support Agreements”) with certain stockholders of NeuroBo. The Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder (i) in favor of the approval of the issuance of shares of NeuroBo Common Stock in connection with the Milestone Payments that may become due, in accordance with Nasdaq Listing Rule 5635 (the “Milestone Payment Proposal”); (ii) in favor of any other matter reasonably necessary to the approval of the Milestone Payment Proposal and considered and voted upon by the stockholders of NeuroBo in connection therewith; and (iii) to approve any proposal to adjourn or postpone any such meeting to a later date, if there are not sufficient votes present or represented at such meeting to approve such Milestone Payment Proposal. As of the Record Date, stockholders holding an aggregate of [ ]% of our outstanding shares have entered into Support Agreements.
The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Support Agreement, which was filed as Exhibit 10.1 to NeuroBo’s Current Report on Form 8-K filed with the SEC on January 6, 2021 and is incorporated herein by reference.
Lock-up Agreements
Concurrently and in connection with the execution of the Merger Agreement, certain Stakeholders entered into lock-up agreements with NeuroBo, pursuant to which each Stakeholder is subject to a lockup on the sale or transfer of shares of Common Stock held by each such Stakeholder at the closing of the Merger, including those shares issued in the Merger for a period ending on the earlier of (i) 180 days after the closing date or (ii) approval of the Milestone Payment Proposal by NeuroBo stockholders (the “Lock-up Agreements”).
The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Lock-up Agreement, which was filed as Exhibit 10.2 to NeuroBo’s Current Report on Form 8-K filed with the SEC on January 6, 2021 and is incorporated herein by reference.
License Agreement
In connection with the acquisition of ANA, NeuroBo assumed a license agreement (the “License Agreement”) between ANA and YourChoice Therapeutics, Inc. (“YourChoice”). Pursuant to the License Agreement, YourChoice granted to ANA, during the term of the License Agreement, an exclusive, worldwide, fee-bearing license derived from the licensed intellectual property throughout the world. The fees due under the License Agreement include certain single-digit royalty payments and milestone payments in the aggregate of $19.5 million. The term of the License Agreement will expire on the expiration or invalidation of the last of the licensed patents under the License Agreement.
Regulatory Matters
Neither NeuroBo nor ANA was required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger. In the United States, NeuroBo must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Common Stock in the Merger, including the filing with the SEC of this proxy statement.
No Dissenter or Appraisal Rights
NeuroBo’s stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the consideration paid, or to be paid (including, without limitation, the Contingent Consideration), by NeuroBo in connection with the Merger.

In addition, the shares of NeuroBo Common Stock issued to the former ANA securityholders in connection with the Merger are of the same class as all of NeuroBo’s other outstanding shares of Common Stock currently traded on the Nasdaq Global Market.
Reasons for Seeking Stockholder Approval
Our Common Stock is listed on the Nasdaq Global Market, and we are subject to the Nasdaq listing standards set forth in the Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Consideration because the shares of our Common Stock issued at closing constituted less than 20% of our outstanding shares and did not constitute a change of control, we are required under Marketplace Rules 5635(a) and 5635(b) to seek stockholder approval for the issuance of shares of Common Stock in connection with the Milestone Payments as further described below.
Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock), other than a public offering for cash, the Common Stock to be issued (a) constitutes voting power equal to or in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be equal to or in excess of 20% of the outstanding Common Stock prior to the issuance. The Closing Consideration that we have already issued to the ANA Equityholders did not constitute 20% or more of our total shares of Common Stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Consideration constituted an amount of our Common Stock equivalent to approximately 19.7% of our outstanding Common Stock as of December 31, 2020, the execution date of the Merger Agreement. The issuance of additional shares of Common Stock to former the ANA Equityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Consideration for purposes of Marketplace Rule 5635(a). Accordingly, issuing additional shares of Common Stock as Milestone Payments to the ANA Equityholders may result in the aggregate number of shares issued by us in connection with the ANA Acquisition equaling or exceeding 20% of our total shares outstanding prior to the ANA Acquisition. Therefore, we are requesting stockholder approval for Proposal 1 under this Nasdaq listing standard to ensure that we have stockholder approval to issue shares of Common Stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the ANA Acquisition, equal or exceed 20% of our Common Stock outstanding prior to the ANA Acquisition. To the extent a Milestone Event is achieved and we pay the corresponding Milestone Payment in shares of our Common Stock, the shares would be valued pursuant to a formula based on the then-market price of our Common Stock.
Pursuant to the Merger Agreement, we agreed to seek stockholder approval following the execution of the Merger Agreement for the possible issuance of shares of our Common Stock pursuant to the Merger Agreement in excess of 19.99% of our outstanding shares.
Nasdaq Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer, and Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group of investors, acting together, would own, or have the right to acquire, 20% or more of our shares of Common Stock or voting power then issued and outstanding and such ownership or voting power would be the largest ownership position of the Company.
Pursuant to the Marketplace Rules, the 3,243,875 shares issued to the ANA Equityholders are not entitled to vote on this Proposal 1 and are not counted in determining votes cast for purposes of this Proposal 1.
Consequences of Not Approving this Proposal
If this Proposal 1 is not approved by the stockholders, we would not be able to make certain Milestone Payments in shares of Common Stock to the extent Milestone Events are achieved resulting in the aggregate number of shares to be issued by us equaling or exceeding 20% of our total shares outstanding prior to the ANA Acquisition. In such event, we would need to make the Milestone Payments in cash, in order to maintain compliance with applicable Nasdaq listing requirements. We expect we would need to raise additional financing if we are required to make such Milestone Payments in cash to the extent any Milestones are achieved. Failure to pay the Milestone Payments or Royalty Payments could subject the Company to a 1.5% penalty interest rate, compounded quarterly, and contractual claims for nonpayment under the terms of the Merger Agreement.
Furthermore, in the event this proposal is not approved, we intend to solicit such approval at another special meeting.
Consequences of Approving the Proposal
If this Proposal 1 is approved and we obtain stockholder authorization to issue in connection with the Merger Agreement shares of Common Stock equal to or in excess of 20% of our outstanding shares, pursuant to the terms of the Merger Agreement, if the value of the Contingent Consideration is greater than 60% of the Total Consideration Value (as defined in the Merger Agreement), than at least 40% of each Milestone Payment payable to the ANA Equityholders will be paid by the Company in shares of our Common Stock. The actual number of shares that may become issuable as Milestone Payments will depend on multiple factors including the Milestone Events that are actually achieved, the amount of the corresponding Milestone Payments that are paid in shares of our Common Stock, and the market price of our Common Stock at the time that we pay the corresponding Milestone Event in shares of our Common Stock. Based on the closing price of our Common Stock on the Record Date, up to [    ] shares of our Common Stock may become issuable as Milestone Payments, assuming that all Milestone Events are achieved, provided that the actual number of shares of our Common Stock that may be issued as Milestone Payments will depend on, among other things,the market price of our Common Stock. While we believe that having the ability to pay Milestone Payments in shares of Common Stock offers benefits to the Company and its stockholders, including conservation of cash, the payment of Milestone Payments in shares of Common Stock may cause substantial dilution to the equity interest of our current stockholders.
Interests of Directors and Executive Officers
Appointment of Akash Bakshi as a Director
In connection with the Merger, on December 31, 2020, Akash Bakshi was appointed as a Class II director to the Board and also as its Chief Operating Officer and Senior Vice President. In connection therewith, the size of the Board increased by resolution from seven to eight directors, in accordance with NeuroBo’s Third Amended and Restated Certificate of Incorporation, as amended. Mr. Bakshi does not serve on any committees of the Board.
Pursuant to an Employment Agreement between NeuroBo and Mr. Bakshi (the “Employment Agreement”), effective as of the closing of the Merger, Mr. Bakshi has been appointed as Chief Operating Officer and Senior Vice President of the Company, reporting to Company’s Chief Executive Officer and Board of Directors. Such agreement provides for cash compensation of $250,000 per year, plus an opportunity to earn an annual bonus based on the criteria set forth in the Company’s key performance indicators set by the Board. Mr. Bakshi will also eligible to receive a grant of an option to purchase shares the Company’s stock, in an amount consistent with that granted in similarly situated executive officers. The Employment Agreement also includes standard benefits, as well as customary intellectual property assignment and confidentiality provisions that are customary in the Company’s industry.
If Mr. Bakshi’s employment is terminated by the Company without Cause or by Mr. Bakshi for Good Reason (as each term is defined in the Employment Agreement), Mr. Bakshi will be entitled to (a) six months’ base salary and (b) base salary and benefits accrued through the date of termination.
In connection with the closing of the ANA Acquisition, in respect of Mr. Bakshi’s capacity as a former ANA securityholder, we issued 884,072 shares to Mr. Bakshi. Mr. Bakshi is also entitled to a pro rata portion of any Milestone Payments.
Support Agreements
In connection with the execution of the Merger Agreement, we and ANA entered into stockholder support agreements (the “Support Agreements”) with certain of our stockholders, including our directors and officers. The Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder (i) in favor of Proposal 1; (ii) in favor of any other matter reasonably necessary to the approval of the Milestone Payment Proposal and considered and voted upon by the stockholders of NeuroBo in connection therewith; and (iii) to approve any proposal to adjourn or postpone any such meeting to a later date, if there are not sufficient votes present or represented at such meeting to approve such Milestone Payment Proposal (i.e., Proposal 2). As of the Record Date, stockholders holding an aggregate of [ ]% of our outstanding shares have entered into Support Agreements.
Description of the Common Stock That May Be Issued In Connection With Milestone Payments
The shares of Common Stock to be issued upon achievement of a Milestone Event, if any, will be the same class of common stock that we have listed on the Nasdaq Capital Market under the trading symbol “NRBO”. Any issuance of Common Stock in connection with the Milestone Payments will dilute the beneficial ownership of the current holders of our Common Stock. Holders of our Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.
Additionally, the Merger Agreement provides that we will prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following closing of the Merger (but in no event later than April 21, 2021), a registration statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act of 1933, as amended, or any successor thereto, registering the resale from time to time by the Stakeholders and their permitted transferees of all of the shares of Common Stock issued as consideration for the Merger. NeuroBo filed the Resale Shelf Registration Statement with the SEC on April 21, 2021, which the SEC declared effective on April 30, 2021.
No Appraisal Rights
Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal and the Company will not independently provide stockholders with any such rights.
Vote Required
Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of this Proposal 1. The affirmative votes of a majority of the votes cast by our stockholders is required to approve this Proposal 1. This means that the majority of the shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal. Pursuant to Nasdaq Listing Rule 5635(a) and applicable guidance, the ANA Equityholders are not entitled to vote the shares of our Common Stock that have been issued pursuant to the Merger Agreement with respect to this Proposal 1.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK PURSUANT TO NASDAQ LISTING RULES 5635(a) AND 5635(b).

PROPOSAL 2 — AUTHORIZATION TO ADJOURN THE SPECIAL MEETING
General
If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve the forgoing proposals described in this Proxy Statement, the Company may move to adjourn the Special Meeting at that time in order to enable our Board of Directors to solicit additional proxies.
In this Proposal 2, we are asking our stockholders to authorize the Company to adjourn the Special Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 1 as described in this Proxy Statement. If our stockholders approve this Proposal 2, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this Proposal 2 could mean that, even if we had received proxies representing a sufficient number of votes to defeat the forgoing proposals, we could adjourn the Special Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposals.
If it is necessary or advisable to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.
Vote Required
Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of this Proposal 2. A majority of the votes cast by our stockholders is required to approve this Proposal 2. This means that the majority of the shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions will have no effect on Proposal 2. Because Proposal 2 is considered “routine” for these purposes, there will not be any broker non-votes for this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THIS PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE SPECIAL MEETING.

RISK FACTORS
You should consider the following factors in evaluating whether to approve, in accordance with Nasdaq Listing Rule 5635, the issuance of Common Stock in connection with the occurrence of Milestone Payments that may become payable in the future to former securityholders of ANA pursuant to the Merger Agreement. These factors should be considered in conjunction with the other information included or incorporated by reference by NeuroBo in this proxy statement.
Risks Related to our Operations and to Development, Marketing, Commercialization and Regulation of Our Product Candidates
We have incurred losses since inception, we anticipate that we will incur continued losses for the foreseeable future and there is substantial doubt about our ability to continue as a going concern for the full one-year period following the date of this report. We require additional financing to accomplish our long-term business plan and failure to obtain necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.
We have experienced net losses and negative cash flows from operating activities since our inception and have an accumulated deficit of $69.9 million as of March 31, 2021. It is possible we will never generate revenue or profit.
As of December 31, 2020, we had cash and cash equivalents of $10.1 million. Operating at our current level of scientific activity, we expect that our cash and cash equivalents will be adequate to fund operations through into the fourth quarter of 2021. Accordingly, we will need to raise additional capital to fund continued operations at the current level beyond 2021. We have some ability to reduce costs further in 2021 by further curtailing the level of scientific activity planned for 2021, thereby potentially lengthening our operational window into the first quarter of 2022.
Although we are exploring financing opportunities and carefully monitoring the capital markets, we do not yet have any commitments for additional financing and may not be successful in our efforts to raise additional funds. There can be no assurances that additional financing will be available to us on satisfactory terms, or at all. If we are unable to raise sufficient additional capital (which is not assured at this time, particularly as a result of recent depressed capital market conditions), our long-term business plan may not be accomplished, and we may be forced to cease, reduce, or delay operations.
The foregoing factors individually and collectively raise substantial doubt about our ability to continue as a going concern for the full one-year period following December 31, 2020. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations. If we are unable to continue as a going concern, investors could lose all or part of their investment in our Company.
Our pursuit of potential therapeutic and prophylactic treatments for COVID-19 is at an early stage and subject to many risks. We may be unable to receive approval for any of our COVID-19 product candidates a timely manner, if at all, and our COVID-19 product candidate may never be approved.
We may experience difficulties or delays in enrolling patients in clinical trials due to the impact of the global COVID-19 pandemic or other reasons. Many of the risks related to the development of these product candidates are beyond our control, including risks related to clinical development, the regulatory submission process, potential threats to our intellectual property rights and manufacturing delays or difficulties. We may be unable to produce an efficacious and/or approved product for the treatment of patients with early COVID-19 in a timely manner, if at all.
The results of preclinical studies from our COVID-19 product candidates may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. There can be no assurance that any of our clinical trials for our COVID-19 product candidates, or any other of our product candidates, will ultimately be successful or support further clinical development. In addition, the interpretation of the data from our clinical trials of ANA001 or Gemcabene by the U.S. Food and Drug Administration (the “FDA”) and other regulatory agencies may differ from our interpretation of such data and the FDA or other regulatory agencies may require that we conduct additional studies or analyses. Any of these factors could delay or prevent us from receiving regulatory approval of ANA001 or Gemcabene and there can be no assurance that our product candidate will be approved in a timely manner, if at all.
If the COVID-19 outbreak is effectively contained or the risk of coronavirus infection is diminished or eliminated before we can successfully develop and manufacture our product candidate, the commercial viability of such product candidate may be diminished or eliminated. We are also committing financial resources and personnel to the development of this product candidate which may cause delays in or otherwise negatively impact our other development programs, despite uncertainties surrounding the longevity and extent of coronavirus as a global health concern. Our business could be negatively impacted by our allocation of significant resources to a global health threat that is unpredictable and could rapidly dissipate or against which our treatment, if successfully developed, may not be effective. In addition, other parties are currently producing therapeutic and vaccine candidates for COVID-19, which may be more efficacious or may be approved prior to our product.
The regulatory pathway for ANA001 is continually evolving, and may result in unexpected or unforeseen challenges.
The speed at which parties are acting to create and test many therapeutics and vaccines for COVID-19 is unusual, and evolving or changing plans or priorities within the FDA, including those based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timeline for our product candidates. Results from ongoing clinical trials and discussions with regulatory authorities may raise new questions and require us to redesign proposed clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects. Any such developments could delay the development timeline for our product candidates and materially increase the cost of the development for such candidates.
In light of the COVID-19 pandemic, it is possible that one or more government entities may take actions that directly or indirectly have the effect of abrogating some of our rights or opportunities. If we were to develop a treatment for COVID-19, the economic value of such a therapeutic treatment to us could be limited.
Various government entities, including the U.S. government, are offering incentives, grants and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against coronavirus, which may have the effect of increasing the number of competitors and/or providing advantages to known competitors. Accordingly, there can be no assurance that we will be able to successfully establish a competitive market share for our COVID-19 therapeutic treatment, if any.
Even if we obtain favorable clinical results, we may not be able to obtain regulatory approval for, or successfully commercialize ANA001.
We are not permitted to market ANA001 in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. As a condition to submitting an NDA to the FDA for ANA001, we must complete our ongoing Phase 2 clinical trial, conduct and complete further Phase 3 clinical trials, and any additional nonclinical studies or clinical trials required by the FDA. To date, we have only completed the Phase 1 Single Ascending Dosing (SAD) study. ANA001 may not be successful in clinical trials or receive regulatory approval. Further, ANA001 may not receive regulatory approval even if it is successful in clinical trials. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process that typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, the policies or regulations, or the type and amount of clinical data necessary to gain approval, may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Our development activities could be harmed or delayed by a partial shutdown of the U.S. government, including the FDA. We have not obtained regulatory approval for any product candidate and it is possible that ANA001 will never obtain regulatory approval. The FDA may delay, limit or deny approval of ANA001 for many reasons, including, among others:

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the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

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the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;

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the FDA may not approve the formulation, labeling or specifications of ANA001;

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the FDA may require that we conduct additional clinical trials;

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the contract research organizations (“CROs”) or the clinical investigators that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

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we, our CROs or clinical investigators may fail to perform in accordance with the FDA’s good clinical practice (“GCP”) requirements;

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the FDA may disagree with our interpretation of data from our preclinical studies and clinical trials;

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the FDA may find deficiencies with the manufacturing processes or facilities of third-party manufacturers with which we contract; or

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the policies or regulations of the FDA may significantly change in a manner that renders our clinical data insufficient for approval or may require that we amend or submit new clinical protocols.

In addition, similar reasons may cause the European Medicines Agency or other regulatory authorities to delay, limit or deny approval of ANA001 outside the United States. Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market ANA001.
Alternatively, even if we obtain regulatory approval, that approval may be for indications or patient populations that are not as broad as we intend or desire or may require labeling that includes significant use or distribution restrictions or safety warnings. We may also be required to perform additional, unanticipated clinical trials to obtain approval or be subject to additional post marketing testing requirements to maintain regulatory approval. In addition, regulatory authorities may withdraw their approval of a product or the FDA may require a risk evaluation and mitigation strategy for a product, which could impose restrictions on its distribution. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.
We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.
The development and commercialization of new products is highly competitive. Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the development and commercialization of our product candidates. Our objective is to develop and commercialize new products with superior efficacy, convenience, tolerability and safety. In many cases, the products that we commercialize will compete with existing, market-leading products.
Many of our potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and in manufacturing pharmaceutical products. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and clinical trials, obtaining regulatory approvals to market products, manufacturing such products on a broad scale and marketing approved products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and have collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing products before, or more effectively than, we do. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. If we are not able to compete effectively against potential competitors, our business will not grow and our financial condition and operations will suffer.
ANA001
We expect that, if approved, ANA001 will compete with a number of drugs that are being studied for the treatment of symptoms of COVID-19. In addition to widely distributed vaccines designed to stop the spread of COVID-19, which could adversely affect the addressable population for ANA001, two therapies are currently approved by the FDA for the treatment of symptoms of COVID-19 (remdesivir and Dexamethasone), and three have received EUA from the FDA (baricitinib + remdesivir, Regeneron’s antibody cocktail and bamlanivimab). We are aware of other therapies currently being studied in clinical trials for the treatment of COVID-19, including favipiravir, convalescent plasma, oleandrin, ivermectin and molnupiravir.
In addition to the marketed therapies, we are aware of several companies currently developing and commercializing niclosamide for the treatment of COVID-19 symptoms, including Daewoong, Union Therapeutics, TFF and FirstWave. Approved therapies and additional therapies that may be approved in the near term could significantly and adversely affect the market opportunity for ANA001.
Risks Related to Common Stock
We may enter into financing transactions that are dilutive to our stockholders, impose material restrictions on our business and/or require us to relinquish valuable rights.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of current stockholders may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of our current stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.
Risks Related to Proposal 1 Not Being Approved
If Proposal 1 is not approved by stockholders, we would not be able to make certain Milestone Payments in shares of Common Stock to the extent Milestone Events are achieved resulting in the aggregate number of shares to be issued by us equal to or exceeding 20% of our total shares outstanding prior to the Merger. In such event, we would need to make the Milestone Payments in cash, in order to maintain compliance with applicable Nasdaq listing requirements. We expect we would need to raise additional financing if we are required to make such Milestone Payments in cash to the extent any Milestones are achieved. Any such additional financing may be dilutive to current stockholders. Failure to pay the Milestone Payments or Royalty Payments could subject the Company to a 1.5% penalty interest rate, compounded quarterly, and contractual claims for nonpayment under the terms of the Merger Agreement.

NEUROBO’S BUSINESS
For a description of NeuroBo’s business, please refer to the section entitled “Item 1. Business” set forth in NeuroBo’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on April 15, 2021 (as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2021), as updated by the subsequent quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed with the SEC on May 17, 2021, which section is incorporated by reference herein. For a description of legal proceedings NeuroBo is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in NeuroBo’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on April 15, 2021 (as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2021), as updated by the subsequent quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed with the SEC on May 17, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our capital stock as of the Record Date, by:
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each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

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each of our named executive officers;

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each of our directors; and

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all of our current executive officers and directors as a group.

The table lists applicable percentage ownership based on          shares of common stock outstanding as of the Record Date. In addition, the rules include shares of our Common Stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of the Record Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for each person or entity listed in the table is c/o NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, 19th Floor, Boston, Massachusetts, 02116.
	SHARES BENEFICIALLY OWNED
NAME AND TITLE OF BENEFICIAL OWNER	NUMBER	PERCENT
Greater than 5% stockholders
JK BioPharma Solutions, Inc.(1)	1,817,842	%
Dong-A ST Co., Ltd.(2)	2,880,612	%
E&Investment, Inc.(3)	7,321,789	%
Roy Lester Freeman(4)	1,456,160	%
Directors and Named Executive Officers
Dr. Richard Kang, President, Chief Executive Officer, Interim Chief Financial Officer, Secretary, Treasurer and Director(1)	—	—
Na Yeon (Irene) Kim, Director(3)(5)	7,348,455	%
Jeong Gyun Oh, Director(1)(5)	1,843,455	%
Jason Groves, Director(5)	26,666	*
Michael Salsbury, Director(5)	26,666	*
Akash Bakshi, Director(5)	884,072	%
Douglas J. Swirsky, Chair of the Board of Directors(6)	8,333	*
Dr. Mark Versavel, former Chief Medical Officer	114,310	*
Nicola Shannon, former Vice President, Clinical Operations	—	*
All current executive officers and directors as a group (7 persons, not including Mark Versavel and Nicola Shannon)	10,137,647	%

*
Represents beneficial ownership of less than one percent.

(1)
Based on the Company’s review of a filing made on a Schedule 13D on January 10, 2020 with the SEC.

JK BioPharma Solutions, Inc. (“JK”) owns 1,817,842 shares of common stock. Mr. Oh may be deemed a beneficial owner of JK’s 1,817,842 shares due to the fact that Mr. Oh is one of two directors of JK. Mr. Oh’s beneficial ownership excludes (and he disclaims beneficial ownership of) 240,051 shares of common stock held by his spouse, Eun Soo Kang. The business address of Mr. Oh and the address of the principal executive offices of JK is 1 Research Court, Suite 370, Rockville, MD 20850.
(2)
Solely based on the Company’s review of filings made on a Schedule 13G on March 11, 2021 with the SEC. Dong-A ST Co., Ltd. is a South Korean corporation. The address of Dong-A ST Co., Ltd. Is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)
Based on the Company’s review of a filing made on an amendment to a Schedule 13D on March 15, 2021 with the SEC. The amendment to the Schedule 13D was filed by The E&Healthcare Investment Fund II (“Fund II”), The E&Healthcare Investment Fund No. 6 (“Fund 6”), The E&Healthcare Investment Fund No. 7 (“Fund 7”), E&Investment, Inc. (“GP”), and Na Yeon Kim. Fund II beneficially owns 4,335,800 shares of common stock, Fund 6 beneficially owns 1,121,190 shares of common stock, Fund 7 beneficially owns 1,864,799 shares of common stock, GP beneficially owns 7,321,789 shares of common stock, and Ms. Kim beneficially owns 7,321,789 shares of Common Stock. The business address of Ms. Kim and the address of the principal office of the entity entities noted in this footnote is 16th floor, Yeoksam I-Tower, 326, Teheran-ro, Gangnam-gu, Seoul, Republic of Korea 06211.

(4)
Solely based on the Company’s review of filings made on a Schedule 13G on February 13, 2020 with the SEC. The address of Mr. Freeman is 200 Berkeley Street, 19th Floor, Boston, Massachusetts, 02116.

(5)
Each Director of the Company (other than Dr. Kang, Mr. Bakshi and Mr. Swirsky) was issued a stock option to purchase 60,000 shares of common stock on January 13, 2020. The option expires January 12, 2030, has an exercise price of $8.39, and vests in 36 equal monthly installments beginning on February 29, 2020, subject to continued service with the Company, such that the option will be fully vested on the third anniversary of the date of grant. 23,333 shares underlying the option are vested as of the Record Date and an additional 3,333 shares underlying the option will become vested within 60 days of the Record Date, subject to continued service with the Company.

(6)
Represents shares underlying outstanding stock options that are vested or will become vested within 60 days of the Record Date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We are incorporating by reference the following, which include further information concerning the transactions described in Proposal 1:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 15, 2021 (as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2021);

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (filed with the SEC on May  17, 2021);

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our Current Reports on Form 8-K filed with the SEC on January 6, 2021, January 13, 2021, January 21, 2021, March 1, 2021, March 24, 2021, and May 14, 2021 excluding any information deemed “furnished” and not “filed” pursuant to Item 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such item; and

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the description of our Common Stock contained in our registration statement on Form 8A filed on June 20, 2016, including any amendments or reports filed for the purpose of updating such description.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of reports, proxy statements or other information concerning the Company (including the documents incorporated by reference herein) without charge, by written or telephonic request directed to our Corporate Secretary at NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, Office 19th Floor, Boston, Massachusetts 02116. A request for copies of reports, proxy statements or other information concerning the Company (including the documents incorporated by reference herein) must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on        , 2021.

111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111C123456789000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extYour vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card. OnlineGoto www.investorvote.com/NRBO If no electronic voting, Q cod n o r #or scan the QR code — login details are∆≈located in the shaded bar below. PhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NRBO Special Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+A 1. Vote to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of our Common Stock in connection with the occurrence of Milestone Payments that may become payable in the future to former securityholders of ANA Therapeutics, Inc., pursuant an Agreement and Plan of Merger we entered into onDecember 31, 2020; and 2. Vote to approve the authorization to adjourn the Special Meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes to approve Proposal 1. Note: The proxies are authorized to vote in their discretion upon such other business as may properly come before the special meeting or any postponement or adjournment thereof.BPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. 11111111111111111111111111111111111 C 1234567890J N T1 U P X4 9 0 1 0 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03DQ4A The 2021 Special Meeting of Shareholders of NeuroBo Pharmaceuticals Inc. will be held onMarch 12, 2021 at 10:00 a.m. Eastern Time, virtually via the internet at http://www.meetingcenter.io/206142887. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.The password for this meeting is — NRBO2021.Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at: www.investorvote.com/NRBO q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy — NeuroBo Pharmaceuticals Inc.+Notice of 2021 Special Meeting of StockholdersProxy Solicited by Board of Directors for Special Meeting — 10:00 a.m. Eastern Time — March 12, 2021Richard Kang, or any of them, each with the power of substitution, are hereby appointed as proxies and authorized to represent the undersigned and vote all of the shares of common stock of NeuroBo Pharmaceuticals Inc. that the undersigned stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders of NeuroBo Pharmaceuticals Inc. to be held virtually on March 12, 2021 at 10:00 a.m. Eastern Time and at any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters set forth, and as designated, on the reverse side of this ballot, with discretionary authority as to such other matters as may properly come before the special meeting and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors.The proxy holders are authorized to vote in their discretion upon such other business as may properly come before the special meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side) C Change of Address — Please print new address below.Comments — Please print your comments below.Meeting AttendanceMark box to the right if you plan to attend the Special Meeting. +